Exhibit 99.1

Molson Coors Reports Higher Net Sales and Lower After-Tax Income for the Third Quarter 2011

  Net income from continuing operations attributable to MCBC: $194.7 million, -24.2% ($1.05 per diluted share)(1)
  Underlying after-tax income(2): $212.4 million, -11.2% ($1.14 per diluted share)
  Net sales: $954.4 million, +9.1%
  Worldwide beer volume: 13.13 million hectoliters, -0.8%

DENVER & MONTREAL--(BUSINESS WIRE)--November 2, 2011--Molson Coors Brewing Company (NYSE: TAP; TSX) today reported 9.1 percent higher net sales and an 11.2 percent decrease in underlying after-tax income for the third quarter 2011, driven by weak economic conditions, lower volume and cost inflation. Net income from continuing operations attributable to MCBC (a U.S. GAAP earnings measure) declined 24.2 percent due to cycling a $42.3 million non-core pretax gain on the Company’s former Foster’s swap in 2010, lower underlying income this year, and higher MillerCoors special charges.

Molson Coors president and chief executive officer Peter Swinburn said, “In the third quarter, our underlying after-tax earnings decreased 11 percent, as we continued to face high unemployment among core beer consumers, lower volume, and significant commodity inflation. What’s new in the third quarter is additional MG&A expense in the U.S. business and incremental weakness in the U.K. on-premise channel. While the MillerCoors MG&A increase was anticipated, we did not expect the degree of softness in the U.K. market.

“Nonetheless, we continued to pursue all three of our growth strategies: maximizing the value of our core markets, expanding our exposure to emerging markets, and taking advantage of smart M&A opportunities. With these growth strategies, profit and cash generation, and our disciplined use of cash, we remain tightly focused on building long-term value for our shareholders.”

Stock Repurchase Program

On August 2, 2011, Molson Coors Brewing Company announced its Board of Directors had approved a new program authorizing the repurchase of up to $1.2 billion of the Company’s Class B Common shares (subsequently amended to also include Class A Common shares), with an expected program term of three years. In the third quarter 2011, the Company deployed cash to repurchase 6.3 million Class B Common shares for $271 million, which is approximately 23 percent of the total program authorization.

Cost Savings Highlights

In the third quarter, the Company delivered $18 million of Resources for Growth Two (RFG2) cost reductions.

MillerCoors achieved cost savings of $27 million in the third quarter and has now delivered $738 million in synergies and other costs savings since beginning operations on July 1, 2008. Molson Coors benefits from 42 percent of these cost savings.

Foreign Exchange

The Company’s third quarter results include the benefit of favorable foreign currency movements, which increased underlying pretax income by approximately $6.7 million.

Effective Tax Rate

The Company’s third quarter effective tax rate was 14 percent on a reported basis and 16 percent on an underlying basis. The Company now estimates that its underlying effective tax rate will be in the range of 12 percent to 16 percent for full-year 2011 and mid-single digits for the fourth quarter, assuming no further changes in tax laws.

Debt

Total debt at the end of the third quarter was $1.95 billion, and cash and cash equivalents totaled $0.99 billion, resulting in net debt of $0.96 billion.

3rd Quarter Business Segment Results

Following are the Company’s third quarter 2011 results by business segment:

Canada Business

Canada underlying pretax income increased 0.2 percent to $162.3 million in the quarter. Increased net pricing, marketing, general and administrative (MG&A) expense reductions and favorable foreign currency were offset by cost inflation and the effect of asset-value and cost adjustments. These results include an $8 million(3) benefit from a 7 percent year-over-year increase in the Canadian dollar versus the U.S. dollar.

Canada sales-to-retail (STRs) for the quarter decreased 0.6 percent largely due to increased competitor price discounting in key regions. Our market share declined approximately half a share point from a year ago, driven by a challenging comparison versus the third quarter last year, when we grew market share by almost a full point. Canadian beer industry STRs increased nearly 1 percent in the third quarter.

Molson Coors Canada sales volume increased slightly in the quarter to 2.5 million hectoliters. Net sales per hectoliter increased nearly 4 percent in local currency, with one-third of this increase driven by continued positive pricing and the remainder due to the addition of North American Breweries (NAB) contract brewing sales this year.

Cost of goods sold (COGS) per hectoliter increased 16 percent in local currency, driven by three approximately equal factors: 1) input inflation, 2) the cost of brewing beer under our NAB contract, and 3) asset value adjustments this year and cycling one-time cost reductions last year.

MG&A expenses decreased 7 percent in local currency due to lower overhead expenses.

United States Business (MillerCoors)(4)

Molson Coors underlying U.S. segment pretax income decreased 16.3 percent to $120.6 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter, excluding special items, decreased 14.1 percent to $286.9 million, driven by declining volumes and higher commodity inflation, which more than offset positive pricing, favorable brand mix and cost savings.

MillerCoors domestic STRs declined 2.0 percent in a market which continued to be impacted by high unemployment and subdued consumer spending. Domestic sales-to-wholesalers (STWs) declined 4.7 percent, with the variance to STRs driven by the timing of shipments last year.

Domestic net revenue per hectoliter increased 1.8 percent, driven by favorable pricing and brand mix. Total company net revenue per hectoliter, including contract brewing and company-owned distributor sales, increased 1.7 percent.

COGS per hectoliter increased 3.2 percent, due to higher freight, fuel, and packaging costs, fixed-cost deleverage, and an out-of-period depreciation charge of $5.2 million, which were partially offset by cost savings.

MG&A costs increased 3.2 percent, driven primarily by higher information system spending, an out-of-period depreciation charge of $7.3 million, and higher marketing expense.

Depreciation and amortization expenses in the quarter were $87.0 million, and additions to tangible and intangible assets totaled $62.2 million.

United Kingdom Business

U.K. underlying pretax income decreased by 25.3 percent to $27.4 million in the quarter, due to overall lower volumes, lower net pricing, and higher marketing investments and operations costs. The British Pound appreciated approximately 4 percent versus the U.S. Dollar, which improved pretax earnings by approximately $1 million.

U.K. STRs decreased 2.9 percent due to a weak U.K. on-premise channel impacted by the economic climate, along with a temporary off-premise volume reduction in our business. Overall industry volumes increased 1.6% from a year ago. Our business grew share and net price in the on-premise channel, but share and price declined in the off-premise as we transition through some channel and customer dynamics.

Net sales per hectoliter of owned brands increased 5 percent in local currency, with 6 percent driven by positive sales mix in the quarter, especially the addition of the Modelo brands. Net pricing was 1 percent lower than last year, impacted by increasingly competitive market dynamics and adverse customer mix in the off-premise.

Total COGS per hectoliter increased 10 percent in local currency, primarily due to the addition of the Modelo brands. Other factors include input inflation, fixed-cost deleverage from lower volumes, and expenses related to a major information system implementation.

MG&A expenses decreased nearly 7 percent in local currency, due to lower employee incentive and pension expense, partially offset by higher marketing investments.

Underlying results for the U.K. this quarter exclude one-time employee-related expenses of $1.1 million in COGS and $1.4 million in MG&A.

International and Corporate

The underlying pretax loss for International and Corporate was $58.1 million in the quarter, a 6.4 percent increase, driven by $3.6 million higher Corporate net interest expense resulting from a weaker U.S. dollar. The $7.2 million underlying pretax loss in the international businesses was $1.4 million higher than a year ago, primarily due to investments in our Ukraine, India, China and Russia businesses.

International business volume was 50.3 percent higher in the quarter, driven by the addition of the Si’hai brands in China and the Modelo brands in Japan, along with growth of Carling in Europe and Coors Light in Latin America and China. MG&A expense for International was $18.9 million in the quarter, an increase of $4.6 million, due to increased marketing, sales and other investments in our priority international markets.

Corporate MG&A expense was $22.1 million in the quarter, a decrease of $2.4 million driven by lower employee incentive compensation this year.

Corporate net interest expense was $29.1 million, an increase of $3.6 million compared to a year ago, primarily due to foreign currency movements and higher debt levels this year.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, Molson Coors special and other non-core items resulted in a $5.6 million pretax charge, driven by one-time employee-related expenses in the U.K. and a $3.0 million unrealized mark-to-market loss on aluminum hedges in Corporate COGS.

In addition, MillerCoors reported special charges totaling $110.9 million, composed of a $60.0 million write-down of the value of the Sparks brand and a $50.9 million charge resulting from the planned assumption of an under-funded multi-employer pension plan. These charges net to $46.4 million at Molson Coors’ 42 percent economic ownership share. The Sparks write-down is eliminated from Molson Coors results via a $25.2 million equity earnings adjustment, leaving MillerCoors net special charges of $21.2 million reflected in Molson Coors results.

2011 Third Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2011 third quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on February 16, 2012. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) Unless otherwise indicated, all $ amounts are in U.S. Dollars and all comparative results are for the Company’s fiscal third quarter ended September 24, 2011, compared to the fiscal third quarter ended September 25, 2010.

(2) The Company calculates non-GAAP underlying income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure, net income from continuing operations attributable to MCBC. To calculate underlying income in the third quarter of 2011, the Company excluded non-core gains, losses and expenses, as well as special items. For further details, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures.

(3) Note that local currency results for Canada exclude the $2.4 million negative impact of foreign currency hedges in Other (Expense) Income, net, in the third quarter of 2011, and a $1.0 million negative impact in the third quarter of 2010, as it is meaningful to consider these hedges only when viewing the Canada segment in U.S. dollars.

(4) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 4).

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, the United Kingdom, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian and Carling. Molson Coors is listed on the 2011 Dow Jones Sustainability Index (DJSI), the most recognized global benchmark of sustainability among global corporations. The DJSI assesses how companies manage risks and seize opportunities across a wide range of economic, environmental and social dimensions. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 25, 2010, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 1: 2011 Third Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
		2011 3rd Q	2010 3rd Q
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:		194.7	257.0
	Per diluted share:	$1.05	$1.38
Add back/(less):
Pretax special items - net		0.1	3.1
Proportionate share of MillerCoors special items - net (1)		46.4	8.8
Gain related to Foster's total return swap (2)		-	(42.3)
Basis amortization related to Sparks brand impairment (1)		(25.2)	-
Unrealized loss related to commodity swaps (3)		3.0	-
One-time employee-related expense (4)		2.5	-
Tax effects related to special and other non-core items		(9.1)	12.5
Non-GAAP: Underlying after-tax income:		212.4	239.1
	Per diluted share:	$1.14	$1.28
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income, net of tax effects of $0.2 million for Q3 2011 and zero for Q3 2010
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods Sold
(4) $1.1 included in Cost of Goods Sold and $1.4 included in Marketing, General and Administrative Expenses

Molson Coors Brewing Company
Table 2: 2011 Third Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
(Note: Some numbers may not sum due to rounding.)

	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2011 3rd Q Income (loss) from continuing operations before income taxes	$162.0	$99.4	$25.3	$(61.3)	$225.4
Add back/(less):
Pretax special items - net	0.3	-	(0.4)	0.2	0.1
Proportionate share of MillerCoors special items - net (1)	-	46.4	-	-	46.4
Basis amortization related to Sparks brand impairment (1)	-	(25.2)	-	-	(25.2)
Unrealized loss related to commodity swaps (3)	-	-	-	3.0	3.0
One-time employee-related expense (4)	-	-	2.5	-	2.5
Non-GAAP: 2011 3rd Q underlying pretax income (loss)	$162.3	$120.6	$27.4	$(58.1)	$252.2
Percent change 2011 3rd Q vs. 2010 3rd Q underlying pretax income (loss)	0.2%	-16.3%	-25.3%	-6.4%	-12.5%
U.S. GAAP: 2010 3rd Q Income (loss) from continuing operations before income taxes	$161.6	$135.3	$34.3	$(12.6)	$318.6
Add back/(less):
Pretax special items - net	0.4	-	2.4	0.3	3.1

Proportionate share of MillerCoors pretax special items - net (1)	-	8.8	-	-	8.8
Gain related to Foster's total return swap (2)	-	-	-	(42.3)	(42.3)
Non-GAAP: 2010 3rd Q underlying pretax income (loss)	$162.0	$144.1	$36.7	$(54.6)	$288.2
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income, net of tax effects of $0.2 million for Q3 2011 and zero for Q3 2010
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods Sold
(4) $1.1 included in Cost of Goods Sold and $1.4 included in Marketing, General and Administrative Expenses

MillerCoors LLC
Table 3: 2011 Third Quarter Underlying Net Income
(Net Income Attributable to MillerCoors, Excluding Special Items)
(In Millions)
	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

U.S. GAAP - Net income attributable to MillerCoors:	$176.4	$313.0	$809.8	$912.8
Add back: Special items, net	110.9	21.0	113.4	28.1
Less: Tax effect of adjustments to arrive at underlying after-tax income	(0.4)	(0.1)	(0.4)	(0.1)
Non-GAAP - Underlying net income:	$286.9	$333.9	$922.8	$940.8

Pretax and after-tax underlying income should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 4: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Excluding Special Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
Net Income Attributable to MillerCoors	$176.4	$313.0	$809.8	$912.8
Multiply: MCBC economic interest % in MillerCoors	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$74.1	$131.5	$340.1	$383.4
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (1)	27.7	2.5	32.6	4.4
Add: Share-based compensation adjustment (2)	(2.4)	1.3	(0.3)	2.1
MCBC Equity Income in MillerCoors (U.S. GAAP)	$99.4	$135.3	$372.4	$389.9
Add: Proportionate share of MillerCoors special items (3)	46.6	8.8	47.6	11.8
(Less): Basis amortization associated with Sparks brand impairment	(25.2)	-	(25.2)	-
(Less): Tax effect on special items (4)	(0.2)	-	(0.2)	-
MCBC U.S. Segment Underlying Pretax Income (Non-GAAP)	$120.6	$144.1	$394.6	$401.7

Notes:
(1) Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company ("CBC") and Miller Brewing Company ("Miller")) by approximately $564 million as of September 24, 2011. This difference, with the exception of goodwill and land, is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets. During the third quarter of 2011, MillerCoors recognized an impairment charge of $60.0 million associated with its Sparks brand intangible asset. Our portion, $25.2 million, or 42% of the charge, is offset by an adjustment to our basis amortization above. This adjustment represents accelerated amortization attributable to our proportionate share of the underlying basis of the asset class in which Sparks was contributed.

(2) The net adjustment is to record 100% of share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.

(3) MillerCoors special items were net charges of $110.9 million for Q3 2011, $21.0 million for Q3 2010, $113.4 million for the first three quarters of 2011 and $28.1 million for the first three quarters of 2010. MCBC's proportionate share equals 42% of these net special charges.

(4) The tax effect of adjustments to arrive at underlying after-tax income attributable to MillerCoors, a non-GAAP measure, is calculated based on the estimated tax rate applicable to the item(s) being adjusted in the period in which they arose.

Molson Coors Brewing Company
Table 5: 2011 Third Quarter Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	September 24, 2011	September 25, 2010	% Change

Financial Volume:	4.966	4.941	0.5%
Royalty Volume:	0.133	0.103	29.1%
Owned Volume:	5.099	5.044	1.1%
Proportionate Share of Equity Investment Sales-to-Retail(1):	8.031	8.197	(2.0%)
Total Worldwide Beer Volume:	13.130	13.241	(0.8%)

Notes:

(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments
(MillerCoors and Modelo Molson) sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Molson Coors Brewing Company and Subsidiaries
Table 6: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010

Volume in hectoliters	4.966	4.941	13.608	13.812

Sales	$1,393.9	$1,260.1	$3,774.3	$3,489.7
Excise taxes	(439.5)	(385.1)	(1,195.9)	(1,070.4)
Net sales	954.4	875.0	2,578.4	2,419.3
Cost of goods sold	(550.5)	(457.4)	(1,501.6)	(1,336.6)
Gross profit	403.9	417.6	1,076.8	1,082.7
Marketing, general and administrative expenses	(248.2)	(248.9)	(759.1)	(747.6)
Special items, net	(0.1)	(3.1)	(11.1)	(21.5)
Equity income in MillerCoors	99.4	135.3	372.4	389.9
Operating income	255.0	300.9	679.0	703.5
Interest expense, net	(27.3)	(23.9)	(81.8)	(73.7)
Other income (expense), net	(2.3)	41.6	(4.8)	54.4
Income from continuing operations before income taxes	225.4	318.6	592.4	684.2
Income tax expense	(31.1)	(60.7)	(90.4)	(124.6)
Income from continuing operations	194.3	257.9	502.0	559.6
(Loss) income from discontinued operations, net of tax	2.7	(0.9)	1.5	41.1
Net income	197.0	257.0	503.5	600.7
Less: Net income attributable to noncontrolling interests	0.4	(0.9)	(0.4)	(2.8)
Net income attributable to MCBC	$197.4	$256.1	$503.1	$597.9

Basic income (loss) per share:
From continuing operations attributable to MCBC	$1.05	$1.39	$2.69	$3.00
From discontinued operations attributable to MCBC	0.01	(0.01)	0.01	0.22
Basic net income per share	$1.06	$1.38	$2.70	$3.22

Diluted income (loss) per share:
From continuing operations attributable to MCBC	$1.05	$1.38	$2.67	$2.98
From discontinued operations attributable to MCBC	0.01	(0.01)	0.01	0.22
Diluted net income per share	$1.06	$1.37	$2.68	$3.20

Weighted average shares - basic	185.0	186.0	186.3	185.7
Weighted average shares - diluted	186.2	187.4	187.8	187.1

Dividends per share	$0.32	$0.28	$0.92	$0.80

Amount attributable to MCBC
Income from continuing operations, net of tax	$194.7	$257.0	$501.6	$556.8
(Loss) income from discontinued operations, net of tax	2.7	(0.9)	1.5	41.1
Net income attributable to MCBC	$197.4	$256.1	$503.1	$597.9

Molson Coors Brewing Company and Subsidiaries
Table 7: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010

Volume in hectoliters	2.543	2.538	6.624	6.823

Sales	$793.6	$718.3	$2,057.8	$1,935.5
Excise taxes	(194.7)	(178.5)	(500.4)	(463.7)
Net sales	598.9	539.8	1,557.4	1,471.8
Cost of goods sold	(307.4)	(248.5)	(823.6)	(734.0)
Gross profit	291.5	291.3	733.8	737.8
Marketing, general and administrative expenses	(127.1)	(128.1)	(370.4)	(369.4)
Special items, net	(0.3)	(0.4)	(10.6)	(16.9)
Operating income	164.1	162.8	352.8	351.5
Other income (expense), net	(2.1)	(1.2)	(6.8)	(3.7)
Income before income taxes	$162.0	$161.6	$346.0	$347.8

Molson Coors Brewing Company and Subsidiaries
Table 8: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010

Volume in hectoliters (1)	2.219	2.234	6.361	6.528

Sales (1)	$565.5	$518.1	$1,625.0	$1,490.6
Excise taxes	(238.3)	(204.7)	(681.4)	(601.7)
Net sales (1)	327.2	313.4	943.6	888.9
Cost of goods sold (1)	(224.0)	(195.7)	(627.5)	(567.8)
Gross profit	103.2	117.7	316.1	321.1
Marketing, general and administrative expenses	(80.1)	(82.0)	(255.7)	(253.5)
Special items, net	0.4	(2.4)	0.2	(3.7)
Operating income	23.5	33.3	60.6	63.9
Interest income, net	1.8	1.6	4.7	5.1
Other income (expense), net	-	(0.6)	(0.9)	(1.2)
Income before income taxes	$25.3	$34.3	$64.4	$67.8

Notes:

(1) Reflects gross segment sales which include intercompany sales to MCI of 0.050 million hectoliters and $3.2 million of sales, offset by $3.2 million of costs of goods sold for the third quarter of 2011 and 0.070 million hectoliters and $4.5 million of sales, offset by $4.5 million of costs of goods sold for the first three quarters of 2011. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 9: Molson Coors International and Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010

Volume in hectoliters	0.254	0.169	0.693	0.461

Sales	$38.0	$23.7	$96.0	$63.6
Excise taxes	(6.5)	(1.9)	(14.1)	(5.0)
Net Sales	31.5	21.8	81.9	58.6
Cost of goods sold	(22.3)	(13.2)	(55.0)	(34.8)
Gross profit	9.2	8.6	26.9	23.8
Marketing, general and administrative expenses	(41.0)	(38.8)	(133.0)	(124.7)
Special items, net	(0.2)	(0.3)	(0.7)	(0.9)
Operating loss	(32.0)	(30.5)	(106.8)	(101.8)
Interest expense, net	(29.1)	(25.5)	(86.5)	(78.8)
Other income (expense), net	(0.2)	43.4	2.9	59.3
(Loss) income before income taxes	$(61.3)	$(12.6)	$(190.4)	$(121.3)

MillerCoors LLC (1)
Table 10: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Volume in hectoliters	20.145	21.021	59.050	61.166

Sales	$2,285.2	$2,350.2	$6,733.6	$6,819.8
Excise taxes	(320.3)	(334.3)	(937.3)	(968.9)
Net sales	1,964.9	2,015.9	5,796.3	5,850.9
Cost of goods sold	(1,213.3)	(1,226.7)	(3,545.1)	(3,590.1)
Gross profit	751.6	789.2	2,251.2	2,260.8
Marketing, general and administrative expenses	(461.5)	(447.4)	(1,313.5)	(1,302.6)
Special items, net	(110.9)	(21.0)	(113.4)	(28.1)
Operating income	179.2	320.8	824.3	930.1
Other income (expense), net	2.4	0.2	0.5	3.5
Income before income taxes	181.6	321.0	824.8	933.6
Income tax expense	(1.6)	(2.1)	(6.0)	(5.9)
Net income	180.0	318.9	818.8	927.7
Less: Net income attributable to noncontrolling interests	(3.6)	(5.9)	(9.0)	(14.9)
Net income attributable to MillerCoors	$176.4	$313.0	$809.8	$912.8

Notes:

(1) Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 4 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries
Table 11: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	September 24, 2011	December 25, 2010
Assets

Cash and cash equivalents	$987.2	$1,217.6
Receivables, net	723.7	729.5
Inventories, net	201.1	195.0
Other, net	85.5	78.8
Total current assets	1,997.5	2,220.9

Properties, net	1,365.6	1,388.7
Goodwill and intangibles, net	6,065.7	6,144.2
Investment in MillerCoors	2,589.7	2,574.1
Other, net	411.4	369.7
Total assets	$12,429.9	$12,697.6

Liabilities and Equity

Accounts payable	$261.8	$268.2
Accrued expenses and other, net	977.3	1,064.6
Current portion of long-term debt and short-term borrowings	46.4	1.1
Total current liabilities	1,285.5	1,333.9

Long-term debt	1,901.3	1,959.6
Pension and post-retirement benefits	439.8	458.6
Other, net	864.5	1,102.9
Total liabilities	4,491.1	4,855.0

Total MCBC stockholders' equity	7,897.0	7,798.8
Noncontrolling interests	41.8	43.8
Total equity	7,938.8	7,842.6
Total liabilities and equity	$12,429.9	$12,697.6

Molson Coors Brewing Company and Subsidiaries
Table 12: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Thirty-Nine Weeks Ended
	September 24, 2011	September 25, 2010
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$503.5	$600.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161.3	151.9
Equity Income in MillerCoors	(372.4)	(389.9)
Distributions from MillerCoors	372.4	389.9
Change in working capital and other, net	(61.4)	(9.4)
Net cash provided by operating activities	$603.4	$743.2

Cash flows from investing activities:
Additions to properties	$(126.3)	$(95.0)
Proceeds from sales of properties and intangible assets	1.5	3.7
Acquisition of businesses, net of cash acquired	(41.3)	(19.8)
Proceeds from settlement of derivative instruments	15.4	-
Payment on discontinued operations	-	(96.0)
Investment in MillerCoors	(657.3)	(863.1)
Return of capital from MillerCoors	627.2	848.6
Investment in and advances to an unconsolidated affiliate	(99.4)	-
Other, net	9.3	(16.6)
Net cash used in investing activities	$(270.9)	$(238.2)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	$8.5	$13.5
Dividends paid	(172.4)	(149.6)
Payments for purchase of treasury stock	(271.1)	-
Net borrowings of debt	(11.7)	(305.0)
Payments on settlements of debt-related derivatives	(99.2)	(42.0)
Other, net	(10.4)	(1.8)
Net cash used in financing activities	$(556.3)	$(484.9)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	$(223.8)	$20.1
Effect of foreign exchange rate changes on cash and cash equivalents	(6.6)	9.2
Balance at beginning of year	1,217.6	734.2
Balance at end of period	$987.2	$763.5

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334